Exhibit 99.1

NEWAGE, INC. FORMS MANUFACTURING

PARTNERSHIP WITH TAIWAN-BASED TCI

-	NewAge agrees to sell US manufacturing facility and Utah-based office to TCI
-	Long-term supply arrangement structured, NewAge to exclusive supply Tahitian NONI
-	Global expansion of manufacturing partnership envisioned

DENVER, COLORADO, July 11, 2021 – NewAge, Inc. (Nasdaq: NBEV), the Colorado-based organic and healthy products company intending to become the world’s leading social selling and distribution company, today announced that it has formed a manufacturing partnership with and agreed to sell its US manufacturing operations to Taiwan-based TCI Co., Ltd.

Taiwan stock exchange listed TCI was founded in 1980, and has grown to almost $300 million in annual revenue with more than 1,150 employees worldwide. TCI is one of the preeminent manufacturers of functional drinks, skincare, nutritional supplements and other healthy products with manufacturing and biotech operations in Taiwan, PRC, Japan, Netherlands and now the US, with exports to more than 50 countries worldwide. TCI is also a leader in research and development with an extensive bio-diversified portfolio with over 200 patents, and was recently recognized by the Financial Times as one of Asia’s fastest growing companies.

As part of the memorandum of understanding, NewAge will sell its US manufacturing operations and US office based in American Fork, Utah to TCI. TCI will be providing a combination of $3.5 million in cash and a share of revenues over the next five years as consideration, and is expected to take over production over the next 90 days. NewAge will continue to produce its Tahitian Noni® Juice extractions in its own processing facility in Tahiti, where the company sources almost 90% of all the Noni produced in the region farm to bottle.

Vincent Lin, Chief Executive Officer for TCI commented, “TCI has been one of the fastest growing companies in Asia over the past five years, and we see this partnership with NewAge as a further accelerant for us. We are incredibly excited to be working with NewAge, that has been one of the fastest growing CPG companies worldwide. Their more than 400,000 brand partners and direct to consumer system is an emerging competitive advantage for them. We expect to enable them even more, by focusing on what we do best with our world class manufacturing, our integrated bioscience, and the leverage of our extensive patent and product development pipeline.”

The new partnership is expected to produce significant benefits for both TCI and NewAge. NewAge will focus on its core competencies of commercializing its portfolio of health brands direct to consumers, utilizing its team of exclusive brand partners enable with the leading social selling technologies and platforms available worldwide. In addition to focus, NewAge expects to enjoy reduced costs of goods sold leveraging TCI’s manufacturing expertise and will benefit from significantly reduced headcount and SG&A expense. NewAge will also receive the one-time benefit of the sale of the manufacturing operations, and receive the upside from the revenue sharing over the next five years. TCI will benefit via expanding its operations and customer base in the US, immediately gain an additional revenue base, and long-term will benefit via partnering with NewAge to bring to market its pipeline of breakthrough new products through NewAge’s global network. The partnership is subject to negotiation and execution of customary definitive agreements in accordance with the memorandum of understanding.

Phil Lewis, SVP of Operations for NewAge commented, “This is a great deal for both TCI and NewAge, and we expect this to be just the beginning of a long-term very successful partnership. TCI brings incredible technology and manufacturing expertise to the venture enabling NewAge to focus on leveraging its sales and marketing capabilities and global distribution network. The opportunity for NewAge to both reduce costs and lower SG&A will have a direct impact on our bottom line in 2021, and the efficiency and quality improvements from working with a company like TCI, initially in the US and then in other markets around the world, will have long-term strategic benefits.”

About TCI Co., Ltd.

TCI CO., LTD. is located in Taipei City, Taiwan, was founded in 1980, and has grown to almost $300 million in annual revenue with more than 1,150 employees. TCI’s operations span 15 different companies in their corporate family with major manufacturing and research centers in key markets around the world. TCI develops and produces high-performance healthy food, functional beverages and skin care products sold in more than 54 countries, and is a leading bio-tech company and developer of the Integrated Bioscience Design concept. More information about TCI can be found at the company website at www.tci-bio.com.

About NewAge, Inc.

NewAge is a purpose-driven firm intending to become the world’s leading social selling and distribution company. Colorado-based NewAge commercializes a portfolio of organic and healthy products worldwide through primarily a direct route-to-market system. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — leading a network of more than 400,000 exclusive independent distributors and Brand Partners around the world.

The company operates the websites NewAge.com, NoniNewAge.com, ARIIX.com, MaVie.com, TheLIMUCompany.com and Zennoa.com websites.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, and financial condition. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable, but there is no assurance they will prove to be accurate. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry, and risk factors, including those disclosed in the Company’s filings with the Securities and Exchange Commission, might affect the Company’s operations. Unless required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about NewAge please contact:

NewAge Investor & Public Relations:

Mindy Early
Director, Public and Investor Relations
Tel: 1-801-573-4818

Mindy_Early@NewAge.com

NewAge Investor Relations

BPC Financial Marketing

800 816 7361

ir@bpcfinancialmarketing.com